Exhibit 10.26

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on October [●], 2021 by and among Ensemble RCM, LLC (the “Company”), Ensemble Health Partners, Inc. (“Parent,” together with the Company, the “Companies”) and Judson Ivy (“Executive”), and is effective as of immediately prior to, but contingent upon, the consummation of the initial public offering of Parent (such date, the “Effective Date”). If the initial public offering of Parent is not consummated on or before December 31, 2021, this Agreement shall not become effective and the Prior Agreement (as hereinafter defined) shall remain in full force and effect. All capitalized terms not otherwise defined in the text of this Agreement have the meanings attributed to them in Exhibit A, which is incorporated herein by reference. The Company, Parent and Executive are sometimes referred to herein as the “Parties”.

RECITALS

WHEREAS, the Companies desire to continue to employ Executive upon the terms and conditions set forth in this Agreement, and Executive desires to be so employed by the Companies, on the terms and conditions set forth in this Agreement;

WHEREAS, Executive shall benefit financially and otherwise from his or her employment with the Companies; and

WHEREAS, the Parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Companies.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties,

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I

EMPLOYMENT

1.1    Prior Employment Agreement. Effective upon the Effective Date, this Agreement amends and restates in its entirety the Employment Agreement by and between the Company and Executive, dated August 1, 2019 (the “Prior Agreement”).

1.2    Employment. This Agreement shall govern Executive’s employment for a term that commences on the Effective Date and runs through December 31, 2024 (the “Initial Term”), unless an Employment Termination Event (as defined below) occurs sooner. Following the Initial Term, this Agreement shall automatically be renewed and extended for consecutive one-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”) unless (i) the Parties mutually agree to modify the terms and conditions set forth herein, or (ii) the Company, Parent or Executive gives notice of their election not to renew at least sixty (60) days prior to the end of the applicable Term. Executive agrees to devote substantially all of Executive’s business time, attention and energies exclusively to the business interests of the Companies and their Affiliates while employed by the Companies. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve as a director on the board of a non-profit organization or company whose activities are not in competition, directly or indirectly, with those of the Companies or their Affiliates and the amount of time and attention required of Executive to satisfy any obligations as such a director do not detract from the execution of Executive’s duties and responsibilities hereunder in any material respect. Nothing herein contained shall be held or construed to create any liability or obligation upon the Companies to retain Executive in its service or to create any limitation on the right of the Companies to discharge Executive for any reason or no reason. Executive’s primary work location will be the Naples, Florida metropolitan area.

1.3    Position(s); Duties. Executive shall be employed in the position of President and Chief Executive Officer, and shall be subject to the authority of, and shall report to, the Board of Directors of Parent (the “Board”). In addition, during the term of Executive’s employment as its President and Chief Executive Officer, (i) Executive initially will serve as a member of the Board for a term ending at the annual meeting of Parent’s shareholders in 2024 and (ii) Parent will nominate Executive to serve as a member of the Board at each annual meeting of Parent’s stockholders at which Executive’s then-current term expires and, if so elected at such meeting, Executive will continue to serve as a member of the Board and will also serve from time to time if requested as a board member or officer of one or more of the Affiliates of the Companies, without further compensation. Upon the termination of Executive’s employment as President and Chief Executive Officer, Executive shall immediately resign from the Board as well as from any other position(s) to which Executive was elected or appointed or that Executive otherwise holds.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1    Base Salary. The Companies shall pay Executive an annual salary of $1,000,000, less required federal and state withholdings, payable bi-weekly and prorated for partial years in accordance with the regular payroll practices of the Companies and subject to increase (but not decrease) from time to time during the Initial Term by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in the discretion of the Board or the Compensation Committee (as may be increased from time to time, the “Base Salary”). All of the other benefits, payments and rights stated in this Agreement are in addition to the Base Salary.

2.2    Vacation; Benefits. Executive will be entitled to earn vacation time of not less than five (5) weeks per year in accordance with the Companies’ policies (including the Companies’ policies on accrual and carry-over in effect from time to time), as may be in effect from time to time for their executives generally and consistent with the needs of the Companies’ business, in addition to holidays observed by the Companies. Executive will be eligible to participate in all employee benefit plans from time to time in effect for executives of the Companies generally in accordance with the terms and conditions thereof, except to the extent such plans are duplicative of benefits otherwise provided to Executive under this Agreement (e.g., a severance pay plan), it being understood that all benefit plans and programs other than benefits specifically granted pursuant to this Agreement are subject to change at the Companies’ sole discretion.

2.3    Life Insurance. Beginning as soon as practicable following the Effective Date and during the remainder of the Term, the Companies shall use commercially reasonable efforts to procure (or reimburse Executive for), and pay (or reimburse) the full premiums for, a term life insurance policy, with Executive as beneficiary, that will pay Executive’s estate a death benefit of not less than $20,000,000. Executive agrees to take all actions as are reasonably requested of him in connection with procuring and maintaining such policy, including submitting to physical examinations.

2.4    Expenses. The Companies shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred in the course of the performance of Executive’s duties and responsibilities pursuant to this Agreement, subject to and in accordance with the Companies’ expense reimbursement policy, as such policy may be amended from time to time; provided that any such amendment shall not materially and adversely impair Executive’s right to receive any payments or reimbursements that have been incurred as of the date of such amendment without Executive’s consent and provided, further, that any such amendment applies in all material respects in the same manner to all senior executives. Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

2.5    Annual Performance Bonus. In addition to Executive’s Base Salary and other benefits, with respect to each fiscal year ending during the term of Executive’s employment, Executive will be eligible to earn an annual performance-based bonus (an “Annual Bonus”) under the annual incentive plan of the Companies (as in effect from time to time for senior executives), to be paid at the same time annual bonuses are paid to senior management employees generally and in any event by March 1 of the year immediately following the fiscal year with respect to which the relevant Annual Bonus is being paid. Executive’s target bonus opportunity will be an amount equal to 80% of Base Salary and is subject to increase (but not decrease) (the “Bonus Opportunity Amount”), with the actual amount of any such bonus (during the Initial Term, ranging between 0% and 200% of the Bonus Opportunity Amount) being determined by the Board or the Compensation Committee in its good faith discretion, based on the achievement of annual Adjusted EBITDA targets during the Initial Term and thereafter on the achievement of performance criteria established by the Board or the Compensation Committee. The determination of the Board or the Compensation Committee as to achievement or satisfaction of any such criteria or parameters shall be made in good faith and be conclusive and binding on all Parties. Except as otherwise expressly provided by ARTICLE III of this Agreement, Executive must remain employed by the Companies on the date a bonus is paid in order to be eligible to receive payment.

2.6    Equity Incentive Awards. During the Term, Executive shall be eligible to receive equity or equity-based awards at the discretion of the Board or the Compensation Committee.

ARTICLE III

EMPLOYMENT TERMINATION EVENTS

3.1    Employment Termination Events.

Executive’s employment by the Companies may cease under the following circumstances (each, an “Employment Termination Event”):

(a)    Termination Without Cause. The Companies may terminate Executive’s employment at any time other than for Cause upon written notice to Executive.

(b)    Termination For Cause. The Companies may terminate Executive’s employment at any time for Cause.

(c)    Termination by Death or Disability. Executive’s employment hereunder shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death. In the event Executive becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Executive’s duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Companies will continue to pay Executive the Base Salary and to provide Executive benefits in accordance with Section 2.1 and Section 2.2 above, to the extent permitted by plan terms, for up to 12 consecutive weeks of disability during any period of 365 consecutive calendar days. If Executive is unable to return to work after 12 consecutive weeks of disability that is expected to result in death or to last for a continuous period of one year or more (a “Disability”), the Companies may terminate Executive’s employment, upon notice to Executive. If any question shall arise as to whether Executive is Disabled to the extent that Executive is unable to perform substantially all of Executive’s duties and responsibilities for the Companies and their Affiliates, Executive shall, at the Companies’ request, submit to a medical examination by a physician selected by the Companies to whom Executive or Executive’s guardian, if any, has no reasonable objection to determine whether Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and Executive fails to submit to the requested medical examination, the Companies’ determination of Disability shall be binding on Executive. Any determination of Disability under this Section 3.1(c) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by any of the Company, Parent or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(d)    Termination by Executive for Good Reason. Executive may terminate Executive’s employment under this Agreement for Good Reason provided that (i) Executive provides written notice to the Companies, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within 30 days of the initial existence of such condition, (ii) the condition remains uncured by the Companies for a period of 60 days following such notice and (iii) Executive terminates Executive’s employment, if at all, not later than 30 days after the expiration of such cure period.

(e)    Termination by Executive without Good Reason. Executive may terminate Executive’s employment under this Agreement without Good Reason at any time with at least 15 business days’ prior written notice to the Companies. The Board may elect to waive such period or any portion thereof. With respect to a termination under this Section 3.1(e), the effective date of termination shall be the final date of such 15 business day prior notice period (or such earlier date as Board elects for such termination to be effective as of).

3.2    Rights Upon Termination.

(a)    In the event of termination of Executive’s employment with the Companies, howsoever occurring, the Companies shall pay Executive (i) earned but unpaid Base Salary and accrued but unused vacation through the date of termination, payable within 30 days of termination (or such shorter period required by law); (ii) unreimbursed business expenses, provided Executive submits all expenses and required supporting documentation within 30 days as of the date Executive’s employment terminates, payable within 30 days of such submission; (iii) amounts or benefits due under any benefit or equity plan, program or arrangement or payroll practice in accordance with such plan, program, arrangement or practice ((i) through (iii) together, the “Final Compensation”); and (iv) any rights of indemnification or director and office liability insurance coverage.

(b)    If Executive’s employment is terminated pursuant to Section 3.1(c), Executive or Executive’s estate shall receive, subject to Executive’s (or Executive’s estate) signing, returning to the Companies and not revoking a timely and effective separation agreement containing a general release of claims and other customary terms in the form of Exhibit B (the “General Release”), (i) any earned but unpaid Annual Bonus for the completed fiscal year preceding the year of termination, payable at such time as bonuses are normally paid (together with the Final Compensation, the “Accrued Benefits”), (ii) a pro-rated portion of Executive’s Annual Bonus for the fiscal year in which termination occurs (if any), pro-rated based on the number of days that Executive was employed hereunder during such fiscal year, and based on actual performance for such fiscal year, payable at such time as bonuses are normally paid to senior executives, (iii) any death or disability insurance payments received by the Company for the benefit of Executive, if any, (iv) for a termination by Disability, provided that Executive (or Executive’s eligible dependents, as applicable) timely elects to continue Executive’s coverage and that of any eligible dependents, as applicable, in the Companies’ group health plans under the federal law known as “COBRA” or similar state law, a monthly amount (that shall be a direct payment to the carrier to the extent permitted under applicable law or a reimbursement for premiums paid by the Executive) equal to the full monthly health premiums for such coverage on behalf of Executive and any eligible dependents immediately prior to the date of termination until the earlier of (x) the date that is 12 months following the date that Executive’s employment terminates, (y) the date that Executive and Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which Executive obtains health coverage from another employer, (v) any equity or equity-based awards with respect to the equity of the Companies that are then outstanding and eligible to vest based solely on continued service shall vest as of immediately prior to such termination as to that number of shares or units, as applicable, that would have vested (without regard to any accelerated vesting conditions) in the twelve (12)-month period immediately following such termination had Executive remained employed by the Companies and (vi) any equity or equity-based awards with respect to the equity of the Companies that are then outstanding and eligible to vest, in whole or in part, based on performance shall remain outstanding and shall vest based on actual performance during the applicable performance period measured in accordance with the applicable plan and in good faith, taking into account any adjustments made to the calculation of actual performance on a basis consistent with those made with respect to the current performance period for continuing senior executives (or, if the performance goals are capable of being measured in accordance with the applicable plan based on actual performance through the date of such termination, on a prorated basis based on linear interpolation, over the portion of the performance period during which Executive was employed, as determined by the Board or the Compensation Committee in its sole discretion and in good faith, taking into account any adjustments made or approved by the Board or Compensation Committee to the calculation of actual performance prior to or concurrent with the determination of actual performance hereunder for any incentive awards held by continuing senior executives, such determination to be made within 45 days of the end of the fiscal year quarter in which such termination occurs) on a prorated basis, with such proration determined based on the number of days that Executive was employed during the performance period (provided that if Executive was employed for less than one-third (1/3) of such performance period, Executive will be deemed to have been employed for one-third (1/3) of such performance period for this purpose; and provided, further, that in no event shall less than one-third of the target number of shares or units, as applicable, become vested in accordance with this clause (vi)). By way of example only, if (A) Executive was granted an award of 100 performance stock units on January 1, 2022 that was eligible to vest as to between 0% and 200% of the shares subject to that award based on the achievement of EBITDA goals in each year over a three (3)-year performance period, (B) Executive’s employment terminated pursuant to Section 3.1(c) on October 1, 2022 and (C) through the date of such termination, the Company had achieved the maximum level of the first year’s EBITDA goal, Executive would vest in 66.67 shares subject to the award, calculated based on actual performance through termination (maximum performance, or 200%), prorated by the number of days during the performance period during which Executive was employed, but in no event less than one-third (1/3) of the performance period.

(c)

(i)    If Executive’s employment is terminated pursuant to Sections 3.1(a) or (d) above or at the end of the Term of this Agreement Executive shall cease to be employed by the Companies by reason of the Companies’ decision not to renew the Term under Section 1.2 hereof, Executive shall receive (i) the Accrued Benefits, (ii) an amount equal to one and one half (1.5) times Executive’s Base Salary and Bonus Opportunity Amount (in each case, as in effect immediately prior to the date of Employee’s termination), payable over a period of eighteen (18) months following the date that Executive’s employment terminates, (iii) a pro-rated portion of Executive’s Annual Bonus for the fiscal year in which termination occurs (if any), pro-rated based on the number of days that Executive was employed hereunder during such fiscal year, and based on actual performance for such fiscal year, payable at such time as bonuses are normally paid to senior executives, and (iv) provided that Executive (or Executive’s eligible dependents, as applicable) timely elects to continue Executive’s coverage and that of any eligible dependents, as applicable, in the Companies’ group health plans under the federal law known as “COBRA” or similar state law, a monthly amount (that shall be a direct payment to the carrier to the extent permitted under applicable law or a reimbursement for premiums paid by the Executive) equal to the full monthly health premiums for such coverage on behalf of Executive and any eligible dependents immediately prior to the date of termination until the earlier of (x) the date that is 12 months (18 months in the event Executive’s employment so terminates within 12 months immediately following the consummation of a Change in Control) following the date that Executive’s employment terminates, (y) the date that Executive and Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which Executive obtains health coverage from another employer.

(ii)    In addition, if Executive’s employment is terminated in the circumstances described in Section 3.2(c)(i) (A) other than within 12 months immediately following the consummation of a Change in Control, (I) any equity or equity-based awards with respect to the equity of the Companies that are then outstanding and eligible to vest based solely on continued service shall vest as of immediately prior to such termination as to that number of shares or units, as applicable, that would have vested (without regard to any accelerated vesting conditions) in the 24-month period immediately following such termination had Executive remained employed by the Companies, provided that any such equity or equity-based awards with respect to Parent’s stock granted in connection with the initial public offering of Parent on or about the Effective Date shall vest in full, and (II) any equity or equity-based awards with respect to the equity of the Companies that are then outstanding and eligible to vest, in whole or in part, based on performance shall remain outstanding and shall vest based on actual performance during the applicable performance period measured in accordance with the applicable plan and in good faith, taking into account any adjustments made to the calculation of actual performance on a basis consistent with those made with respect to the current performance period for continuing senior executives (or, if the performance goals are capable of being measured in accordance with the applicable plan based on actual performance through the date of such termination, on a prorated basis based on linear interpolation, over the portion of the performance period during which Executive was employed, as determined by the Board or the Compensation Committee in its sole discretion and in good faith, taking into account any adjustments made or approved by the Board or Compensation Committee to the calculation of actual performance prior to or concurrent with the determination of actual performance hereunder for any incentive awards held by continuing senior executives, such determination to be made within 45 days of the end of the fiscal year quarter in which such termination occurs) on a prorated basis, with such proration determined based on the number of days that Executive was employed during the performance period (provided that if Executive was employed for less than one-third (1/3) of such performance period, Executive will be deemed to have been employed for one-third (1/3) of such performance period for this purpose, and provided, further, that in no event shall less than one-third of the target number of shares or units, as applicable, become vested in accordance with this clause (II)) and (B) within 12 months immediately following the consummation of a Change in Control, (I) any equity and equity-based awards that were eligible to vest based, in whole or in part, based on performance prior to such Change in Control shall be converted into time-based equity awards as of such Change in Control in accordance with the terms of the applicable award, provided that any such equity and equity-based awards granted during the Initial Term, and any such equity and equity-based awards granted thereafter that do not specify the manner in which such awards convert to time-based equity awards in connection with a Change in Control, shall be converted into time-based equity awards as of such Change in Control in substantially the same manner as described in Section 3.2(c)(ii)(II) and (II) all equity and equity-based awards with respect to the equity of the Companies that are then outstanding and eligible to vest based solely on continued service (including any such equity and equity-based awards that were eligible to vest based, in whole or in part, based on performance prior to such Change in Control that converted into time-based equity awards as of such Change in Control based on actual or deemed performance through the Change in Control) shall vest in full as of immediately prior to such termination.

(iii)    The payments and benefits set forth in clauses (i) and (ii) above, other than the Accrued Benefits, are referred to as the “Severance Benefits”, and, in each case, will be subject to any required federal and state withholdings. Any obligation of the Companies to provide Executive the Severance Benefits and Executive’s right to retain the Severance Benefits is expressly conditioned upon (A) Executive’s continued compliance with and performance in all material respects of Executive’s obligations under ARTICLE IV hereof, and (B) Executive’s signing, returning to the Companies and not revoking a timely and effective separation agreement containing the General Release. The General Release must become effective, if at all, by the sixtieth calendar day following the date Executive’s employment is terminated. The first payment of cash Severance Benefits will be made on the Companies’ next regular payday following the expiration of 60 calendar days from the date of termination; provided that the first payment shall be retroactive to the day following the date Executive’s employment terminates. In the event Executive is eligible to receive the Severance Benefits and Executive dies prior to receipt of the entirety thereof, the remaining portion of the Severance Benefits shall be paid to Executive’s spouse or estate in a lump sum payment as soon as practicable after the date of death, to the maximum extent permitted under Section 409A of the Code (“Section 409A”) without the imposition of additional tax or penalty. In the event Executive is receiving the Severance Benefits and a Change in Control occurs prior to receipt of the entirety thereof, the remaining portion of the Severance Benefits shall be paid to Executive in a lump sum as of the Change in Control, to the maximum extent permitted under Section 409A without the imposition of additional tax or penalty. Executive shall not be required to seek other employment or take any other action by way of mitigation of the Severance Benefits. The Severance Benefits will not be reduced by any compensation earned by Executive as a result of employment by another employer. Notwithstanding the foregoing, in the event Executive receives any portion of the Severance Benefits and Executive subsequently fails to comply in any material respect with his or her obligations hereunder including under Article IV or revokes the General Release, Executive shall (i) forfeit and pay over to the Companies the portion of the Severance Benefits so received by Executive (net of any taxes payable by Executive to the extent not refundable after such forfeiture) at such time the Companies and Executive settle the Companies’ claim with respect to such material non-compliance or the Companies obtains an arbiter’s decision or a court order for payment of such forfeiture, and (ii) shall forfeit any unpaid portion of the Severance Benefits.

(d)    Except for any right Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Companies’ group health and dental plans at Executive’s cost, Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of Executive’s employment, without regard to any continuation of base salary or other payment to Executive following termination and Executive shall not be eligible to earn vacation or other paid time off following the termination of Executive’s employment.

(e)    If any payment or benefit that Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 3.2(e) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Companies (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Companies and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 3.2(e), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Companies shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(f)    For purposes of clarity, (i) all references in this Agreement to any equity or equity-based awards with respect to the equity of the Companies that are then outstanding and eligible to vest based solely on continued service shall include any equity or equity-based securities received by Executive in accordance with the Equity Adjustment Agreement, by and among Executive, Parent, Ensemble Health Partners Holdings, LLC and EHL Management Investors, LLC, entered into in connection with initial public offering of Parent’s common stock, and any related agreements, and (ii) the Parties hereto agree that, to the extent that any other agreement with or plan of the Companies and their Affiliates, entered into or adopted on or after the date hereof, including any award agreement or equity plans, includes terms that reduce or impair the rights or benefits of Executive set forth herein, this Agreement and the terms herein shall control and supersede and no rights or benefits of Executive shall be reduced or impaired by any such agreement or plan without Executive’s consent.

ARTICLE IV

RESTRICTIVE COVENANTS; COOPERATION

4.1    Restrictive Covenants.

(a)    Concurrently with this Agreement, Executive will duly execute and deliver the Noncompete, Confidentiality and Nonsolicitation Agreement attached hereto as Exhibit C (the “Restrictive Covenant Agreement”) and the restrictive covenants set forth therein are hereby incorporated by reference in this ARTICLE IV.

(b)    Inventions.

(i)    Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship, whether patentable or unpatentable, that relate to Executive’s work with the Company Group and are made or conceived by Executive, solely or jointly with others, during the term of Executive’s employment (collectively, “Inventions”) shall belong exclusively to the Company, Parent (or their designees), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Companies, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Companies. The Records shall be the sole and exclusive property of the Companies, and Executive will surrender them upon the termination of Executive’s employment, or upon the Companies’ request. Executive hereby irrevocably conveys, transfers and assigns to the Companies the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the term of Executive’s employment, together with the right to file, in Executive’s name or in the name of the Companies (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the term of Executive’s employment, make such applications, sign such papers, take all rightful oaths, and at the Companies’ expense perform all acts as may be reasonably requested from time to time by the Companies with respect to the Inventions. Executive will also execute assignments to the Company, Parent (or their designee) of the Applications, and give the Companies and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Companies’ benefit, all without additional compensation to Executive from the Companies, but entirely at the Companies’ expense. If the Companies are unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Companies and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)    In addition, to the extent permitted by law, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Companies and Executive agrees that the Companies will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Companies, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of

Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any other rights in Inventions that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights in such Inventions that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of the Company Group.

(iii)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Companies any Confidential Information or Intellectual Property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he or she does not possess or own any right, title or interest in or to any Confidential Information or Intellectual Property related to the business of the Companies. Executive shall comply with all relevant policies and guidelines of the Companies regarding the protection of Confidential Information and Intellectual Property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Companies may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version so long as amended by the Companies in good faith and, in all material respects, applicable in the same manner to all senior executives.

(c)    Acknowledgements. Executive hereby acknowledges and agrees that the covenants set forth in Exhibit C and Section 4.1(a) through Section 4.1(b) (collectively, such covenants, the “Restrictive Covenants”) are an integral part of this Agreement and but for the Restrictive Covenants, the Companies would not enter into this Agreement. Executive further agrees that (i) the Restrictive Covenants do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living; (ii) the potential harm to the Company Group of the non-enforcement of any provision of the Restrictive Covenants outweighs any potential harm to Executive of its enforcement by injunction or otherwise; (iii) the terms of the Restrictive Covenants are reasonable and narrowly tailored to protect the Company Group’s protectable interests in its Confidential Information and other protectable business relationships; and (iv) Executive has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement including the Restrictive Covenants incorporated herein, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by the Restrictive Covenants is reasonable with respect to subject matter, scope and time period.

(d)    Enforcement. Executive agrees and acknowledges that:

(i)    If, at the time of enforcement of this Section 4.1, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that they shall substitute the maximum duration or scope that is reasonable under such circumstances for the stated duration or scope, and that they shall revise the restrictions contained herein to cover the maximum duration or scope permitted by law.

(ii)    Because Executive’s services are unique and because Executive has access to Confidential Information and customer and other relationships, the Parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement, including this Section 4.1. Therefore, Executive agrees that in the event of a breach or threatened breach of this Agreement, including this Section 4.1, the Companies, their Affiliates and/or their respective successors shall be entitled to specific performance and/or injunctive or other relief without posting a bond or other security.

(e)    Choice of Law. Executive agrees and acknowledges that this Section 4.1 shall be governed by the laws of the State of Delaware without regard to conflict of laws provisions and may not be modified except as set forth in Section 5.4.

(f)    Survival of Provisions. The obligations contained in Sections 4.1 and 4.2 hereof shall survive the Termination Date and shall be fully enforceable thereafter.

4.2    Cooperation. Upon the receipt of reasonable notice from the Companies (including outside counsel of the Companies), Executive agrees that while employed by the Companies or any of their Subsidiaries or Affiliates and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Companies, and will provide reasonable assistance to the Companies (provided that such assistance shall be provided at times mutually agreed to in good faith between Executive and the Companies taking into account Executive’s obligations under any then-existing full-time business endeavors, and provided further, if such cooperation is required following the period during which Executive is receiving Severance Benefits from the Companies, the Companies shall provide reasonable compensation to Executive for Executive’s time), their Affiliates and their respective representatives in defense of any claims that may be made against the Companies or their Affiliates, and will assist the Companies and their Affiliates in the prosecution of any claims that may be made by the Companies or their Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Companies (collectively, “Cooperation Claims”). Executive agrees to promptly inform the Companies if Executive becomes aware of any lawsuits involving Cooperation Claims that may be filed or threatened against the Companies or their Affiliates. Executive also agrees to promptly inform the Companies (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Companies or their Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Companies or their Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Companies or their Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Cooperation Claims, Executive shall not communicate with anyone (other than the Companies, the Companies’ counsel, and Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Companies or any of their Affiliates without giving prior written notice to the Companies or the Companies’ counsel. The Companies shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 4.2 after presentation of appropriate documentation related thereto. This Section 4.2 is subject in all respects to the provisions of the second and third from last sentences of Section 3 of Exhibit C.

ARTICLE V

GENERAL PROVISIONS

5.1    Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Section 5.1:

(a)    If to the Company:

Ensemble RCM, LLC

11511 Reed Hartman Highway

Cincinnati, OH 45241

Attention: Board of Managers

(b)    If to Parent:

Ensemble Health Partners, Inc.

11511 Reed Hartman Highway

Cincinnati, OH 45241

Attention: Board of Directors

(c)    If to Executive:

At Executive’s home address kept on file at the Companies’ office.

Such notice, consent, document or communication shall be deemed given upon either personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the second business day after it is sent by FedEx or UPS overnight delivery.

5.2    Clawback. Any compensation, payments or benefits to the Executive payable under this Agreement or payable or previously paid under any other agreement with the Companies and their Affiliates (including any proceeds from the sale of any equity or equity-based awards) shall be subject to forfeiture, clawback or disgorgement to the extent required by any clawback policy of the Companies in effect from time to time, provided that, except solely to the extent otherwise required by applicable law (which shall include, for the avoidance of doubt, the rules or requirements of any stock exchange on which the common stock of Parent is listed), any such policy (i) shall only apply prospectively and (ii) shall not require the forfeiture, clawback or disgorgement of any compensation, payments or benefits paid or earned prior to the adoption of such policy. For purposes of clarity, compensation, payments or benefits payable or previously paid or earned shall include cash and equity and equity-based awards received by Executive from the Companies and their Affiliates, whether or not earned or vested as of the adoption date of any policy.

5.3    Amendment. This Agreement may be altered, amended, waived or modified only in a writing signed by both of the Parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the Parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

5.4    Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties (or any predecessor to a Party), with respect to the subject matter hereof, including without limitation the Prior Agreement. This Agreement shall be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

5.5    Assignability. Neither Executive nor the Company nor Parent may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Companies may assign their rights and obligations under this Agreement without Executive’s consent to one of their Affiliates or to any person (including any individual, corporation, limited liability company, association, partnership, estate, trust or any other entity or organization, other than the Companies or any of their Affiliates) with whom the Companies shall hereafter effect a reorganization, consolidate or merge, or to whom the Companies shall hereafter transfer all or substantially all of the properties or assets related to the business of the Companies and their Subsidiaries. This Agreement shall be binding on and inure to the benefit of each Party and such Party’s respective heirs, legal representatives, successors and permitted assigns.

5.6    Severability. This Agreement contains several separate covenants. If any court of competent jurisdiction determines that any covenant or provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other covenants or provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the expressed intent of the Parties.

5.7    Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

5.8    Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to any rules of construction concerning the draftsman hereof and without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

5.9    Arbitration.

(a)    Except with respect to disputes and claims for injunctive relief or other provisional remedies (which the Parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below and with respect to which each Party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each Party hereto agrees that arbitration, pursuant to the procedures set forth by JAMS (the “JAMS Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the Parties under this Agreement and the employment of Executive by the Companies (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. As a material part of this agreement to arbitrate claims, both Executive and the Companies expressly waive all rights to a jury trial in court on all statutory or other claims, including without limitation, those identified in this Section 5.9. Executive acknowledges and agrees that no claims will be arbitrated on a class action or collective action basis. The Parties hereto agree that (i) one (1) arbitrator shall be appointed pursuant to the JAMS Rules to conduct any such arbitration, (ii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in the Miami, Florida area, (iii) each Party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) except that any Party determined by the arbitrator to arbitration have brought or advanced a material Claim or defense to a material Claim without merit shall pay the reasonable attorneys’ fees and other expenses incurred by the other Party, and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the Parties hereto. The Parties agree that the judgment, award or other determination of any arbitration under the JAMS Rules shall be final, conclusive and binding on all of the Parties hereto. Nothing in this Section 5.9 shall prohibit any Party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each Party hereto hereby irrevocably submits to the jurisdiction of the United States District Court located in Miami, Florida, and agrees that such court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration. Each Party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each Party hereto further agrees that each other Party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b)    Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any Claim, such Party first shall submit the Claim to a mediation proceeding between the Parties hereto which shall be governed by the prevailing procedures of JAMS and shall be conducted in the Miami, Florida area. If the Parties hereto have not agreed in writing to a resolution of the Claim pursuant to the mediation within forty-five (45) days after the commencement thereof or if any Party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under paragraph (a) above. Each Party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the Parties hereto. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable.

5.10    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

5.11    Counterparts. This Agreement shall be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

5.12    Tax Matters.

(a)    Withholding. The Companies shall be entitled to deduct or withhold from any amounts owing from the Companies to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to any and all amounts payable under this Agreement and any and all other amounts to which Executive is or may become entitled. In the event the Companies do not make such deductions or withholdings on behalf of Executive, Executive shall indemnify the Companies for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

(b)    Section 409A. This Agreement shall be construed insofar as possible for all payments to be exempt from Section 409A and if any amounts are not so exempt, then this Agreement shall be construed and administered so as to avoid the imposition of additional tax and/or penalties under Section 409A. To the extent that any payments are subject to Section 409A, such payments shall be subject to the following: (i) amounts conditioned upon execution of a release shall not be paid before the year in which the last possible date for revocation of the release occurs (measured from the date of termination of employment), even if the release is actually signed and the revocation period actually expires in an earlier year; (ii) each payment made under this Agreement shall be treated as a separate payment and Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and (iii) to the extent payment of an amount is triggered by termination of employment, “termination of employment” and correlative phrases shall mean “separation from service” within the meaning of Section 409A and applicable regulations. Notwithstanding anything to the contrary in this Agreement, if at the time Executive’s employment terminates, he is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Companies in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Agreement, the term “specified employee” means an individual determined by the Companies to be a specified employee under Treasury regulation Section 1.409A-1(i).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and the year written above.

COMPANY:

ENSEMBLE RCM, LLC

By:
Name:
Title:

PARENT:

ENSEMBLE HEALTH PARTNERS, INC.

By:
Name:
Title:

EXECUTIVE:

Judson Ivy

Signature Page to Key Employee Employment Agreement

Exhibit A

Additional Defined Terms

“Affiliate” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, where control may be by management authority, equity interest or otherwise.

“Cause” shall mean: (i) the willful refusal of Executive to perform, without legal cause, Executive’s material duties (consistent with Executive’s position) to the Company Group, which Executive has failed to cure after 14 days’ advance written notice; (ii) Executive’s material breach of Section 4.1 of this Agreement or the Restrictive Covenant Agreement, which Executive has failed to cure (if capable of being cured) after 14 days’ notice, provided that with respect to Executive’s confidentiality obligations, such material breach must be intentional in order to constitute “Cause”; (iii) any act of fraud, theft, embezzlement, dishonesty or gross misconduct of Executive with regard to the Company Group in connection with Executive’s duties and responsibilities to the Company Group; (iv) any action or failure to act by Executive resulting in significant economic harm to the Company Group or significant harm to the business reputation of the Company Group, in each case which Executive has failed to cure (if capable of being cured) after 14 days’ notice; or (v) the conviction of Executive by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony or a crime of moral turpitude. A termination for Cause shall be communicated to Executive in writing and shall specify the factual matters relied upon in making the Cause determination.

“Change in Control” has the meaning set forth in Parent’s 2021 Equity Incentive Plan, as in effect as of the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Companies and their respective subsidiaries.

“Confidential Information” has the meaning set forth in Exhibit C.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material diminution in the nature or status of Executive’s position, title, reporting relationship, duties, responsibilities or authority; (ii) (a) any 10% or more reduction in Executive’s Base Salary and Bonus Opportunity Amount in any fiscal year, in aggregate, or (b) 90% or less of Executive’s Base Salary and earned Annual Bonus for any fiscal year (if any), in aggregate, being paid in cash (it being understood that the actual amount of any such Annual Bonus shall be determined by the Board or the Compensation Committee in its good faith discretion, and any failure to so determine such amount in good faith shall be “Good Reason”); provided, further, that the Companies’ failure to pay Executive any bonus or part of any bonus for which the Company-based performance objectives to receive such amount have been satisfied by Executive shall be

A-1

“Good Reason”) but it shall not be Good Reason if an Annual Bonus is not paid because the Company-based performance criteria established with respect to such Annual Bonus have not been satisfied as determined by the Board or the Compensation Committee in its good faith discretion); (iii) any material breach by the Company Group of any written agreement between such entities and Executive, including any material failure to pay compensation under the terms set forth in any such agreement; or (iv) a relocation of Executive’s principal place of performing services by more than 50 miles, without Executive’s consent. A resignation for Good Reason shall be communicated to the Companies in writing by Executive and shall specify the factual matters relied upon in making the Good Reason determination. For clause (ii), “Good Reason” shall not include any reductions determined in good faith by the Board or the Compensation Committee and applied equally (as a percentage and for the same time period) to all employees on the Companies’ executive committee (or similarly titled leadership group, including the Companies’ executive officers).

“Governmental Authority” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“Intellectual Property” means rights in all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing.

“Person” shall be construed broadly and include any individual, partnership, corporation, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other legal entity of any nature whatsoever.

“Termination Date” means the date on which Executive ceases to be employed by the Companies or their Affiliates for any reason or no reason.

A-2

Exhibit B

General Release

I, Judson Ivy, in consideration of the performance by Ensemble RCM, LLC and Ensemble Health Partners, Inc. (together with their subsidiaries, the “Company”), of their obligations under that certain Amended and Restated Employment Agreement, dated as October [●], 2021 (the “Agreement”), do hereby release and forever discharge as of the date hereof Ensemble Health Partners Inc. and its subsidiaries and all present, former and future managers, directors, officers, employees, successors and assigns of Ensemble Health Partners, Inc. and its subsidiaries and all direct and indirect equityholders of Ensemble Health Partners, Inc. and their respective affiliates (but excluding portfolio companies of the Golden Gate Capital private equity funds other than Ensemble Health Partners Holdings, LLC and its subsidiaries) (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.    I understand that any payments or benefits paid or granted to me pursuant to Section 3.2(c) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 3.2(c) of the Agreement unless I timely execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or established by the Company or its affiliates.

2.    Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company (including but not limited to Section 3.2(c) of the Agreement), I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties that I may have or that my spouse, or any of my heirs, executors, administrators or assigns may have by or through me or as a result of application of any community property or similar law (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Employee Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Excluded from the scope of this General Release are any claims for unemployment or workers’ compensation benefits.

3.    The released claims described in paragraph 2 hereof include all such claims, whether known or unknown by me. Therefore, I waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action, including, without limitation, a claim under the Age Discrimination in Employment Act of 1967.

6.    Notwithstanding anything herein to the contrary, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding before the Equal Employment Opportunity Commission or any comparable state or local fair employment practices agency. Additionally, I am not waiving (a) any right to the payments and benefits specified in Section 3.2(c) of the Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s or its Affiliates’ organizational documents or otherwise, (c) any claims to vested benefits under an employee benefit plan of the Company or its Affiliates, (d) any claim with respect to any equity interests in the Company’s Affiliates or (e) any claim arising under Section 6 of the Restrictive Covenant Agreement.

7.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied (other than claims that are expressly excluded from this General Release). I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.

8.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9.    The Company and I each agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except that each of the Company and I may disclose it to any tax, legal or other counsel the Company or I have consulted regarding the meaning or effect hereof or as required by law, the Company may disclose it to its human resources and finance employees to the extent needed to implement the provisions of this General Release and the Agreement, and I may disclose it to my immediate family, and each of the Company and I will instruct each of the foregoing not to disclose the same to anyone; provided, that each of the Company and I may disclose this General Release and the Agreement to the extent required to enforce the terms thereof or as required by applicable law, regulation or governmental investigation.

10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances or the Agreement by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.    I hereby acknowledge that Section 3.2 and Articles IV and V of the Agreement shall survive my execution of this General Release for the applicable periods specified therein.

12.    I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

*    *    *    *    *    *     *    *

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.    I HAVE READ IT CAREFULLY;

2.    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.    I HAVE HAD AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 45 DAY PERIOD;

6.    I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:                                                            DATED:

Exhibit C

Noncompete, Confidentiality and Nonsolicitation Agreement

See attached.

C-1

NONCOMPETE, CONFIDENTIALITY, AND NONSOLICITATION AGREEMENT

ENSEMBLE RCM, LLC, a Delaware limited liability company, ENSEMBLE HEALTH PARTNERS, INC., a Delaware corporation (collectively, “Employer”), and the undersigned executive (“Executive”), hereby agree that this Noncompete, Confidentiality, and Non-solicitation Agreement (the “Agreement”) applies to the Executive in connection with his/her employment with Employer. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Amended and Restated Employment Agreement, dated as of the date hereof, by and between Employer and the Executive.

This Agreement is effective as of the date of execution thereof.

Section 1    Employer’s Policies Manual. The obligations set forth in this Agreement do not reduce Executive’s obligation to abide by all policies applicable to Executive, including, without limitation, personnel policies as may be established or amended by Employer from time to time, as contained in Employer’s Policies Manual, intranet site, or otherwise posted or distributed to Executive. Executive agrees that his/her compensation and benefits associated with employment by the Employer are full and sufficient consideration to support the enforcement of each of the obligations in this Agreement.

Section 2    Agreement to Return all Property and Information. Executive agrees that upon termination of his/her employment with Employer, whether such termination is voluntary or involuntary, Executive will promptly deliver to Employer all property belonging to Employer, including, but not limited to, the originals, copies and derivatives of documents, manuals, reports, notebooks, memoranda, records, reports, photographs, plans, papers, or any other recorded written or printed matter (including all forms of electronically recorded data and information, computer programs, and software) made or compiled by him/her or made available to him/her during his/her employment, whether or not such documents contain confidential information.

Section 3    Agreement Not to Disclose or Use Confidential Information of Employer. As an employee, officer or executive of Employer, Executive has had access to and contributed to information and materials of a highly sensitive nature of Employer, their current and future, direct and indirect, subsidiaries, parent, and related entities (collectively, the “Employer Group”). Executive agrees that unless Executive first secures the written consent of Employer, Executive shall not use for himself or any other person, and shall not disclose to any other person, any Confidential Information, except to the extent such use or disclosure is required by law or any order (in which event Executive shall inform Employer in advance of any such required disclosure, shall cooperate with Employer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to comply with the minimum amount of Confidential Information to comply with such requirement). For purposes of this Agreement “Confidential Information” means any and all information of the Employer Group that is not generally available to the public. Confidential Information also includes any information received by the Employer Group from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement Information or documents which are generally available or accessible to the public shall not be deemed Confidential Information. Executive shall use commercially reasonable efforts to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive agrees that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

Section 4    Agreement Not to Compete or Solicit. Executive acknowledges that he has become, and shall continue to be, familiar with Confidential Information concerning the Employer Group and that his services have been, and shall continue to be of special, unique and extraordinary value to the Employer Group. Therefore, without the prior written consent of Employer (which consent may be granted or withheld in its sole and absolute discretion), during the Restricted Period, Executive shall not (and shall not take any steps toward or preparations in respect of) and shall cause their respective affiliates not to, directly or indirectly, either for themselves or for any other person, develop, own. manage, control or exert any influence upon, acquire, lease, consult with, render or provide advice to, operate, affiliate with, participate in, permit their name to be used in connection with, receive any economic benefit from, or in any other manner engage in any other similar activity or have any financial interest in, or otherwise provide any services to or for the benefit of, a Restricted Business within the Restricted Territory. The term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than two percent (2%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market.

During the Restricted Period, Executive shall not directly or indirectly through another person (i) call on, solicit, or service any customer of the Employer Group or prospective customer of the Employer Group, with respect to products or services that are currently being provided by Employer or which Employer is currently in the process of developing or (ii) encourage, induce or solicit, or attempt to encourage, induce or solicit, any past or present customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner to cease doing, or not engage in, business with Employer; provided, however, that these restrictions shall apply (y) only with respect to those customers, vendors, suppliers or other business partners who are or have been such a business partner of Employer at any time within the immediately preceding one-year period or whose business has been solicited on behalf of Employer or any of its affiliates by any of their officers, employees or agents within such one-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if Executive has performed work for such business partner during Executive’s employment with Employer or one of its affiliates or been introduced to, or otherwise had contact with, such business partner as a result of Executive’s employment or other associations with Employer or one of its affiliates or have had access to Confidential Information which would assist in Executive’s solicitation of such business partner.

During the Restricted Period, Executive shall not directly or indirectly through another person (i) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director manager, employee or independent contractor of the Employer Group to leave the employ of the Employer Group; or (ii) hire or employ any person who was an officer, director, manager, or employee of the Employer Group at any time during the one-year period immediately prior to the date of this Agreement.

Executive acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) he has consulted with independent legal counsel regarding his or her rights and obligations under this agreement; (iii) he fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this agreement are reasonable in all respects and necessary for the protection of Employer and the other members of the Employer Group and its Confidential Information and goodwill and that, without such protection, the Employer Group customer and client relationship and competitive advantage would be materially adversely affected; (v) the agreements are an essential inducement to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which it is party or by which it is bound; and (vi) Executive is not a party to or bound by any employment agreement or noncompete agreement with any person other than Employer. Executive further acknowledges and represents that the restrictions contained in this agreement do not impose an undue hardship on such person and, since such person has general business skills which may be used in industries other than that in which Employer conducts its business and do not deprive such person of its livelihood or business. So that Employer may enjoy the full benefit of the covenants contained in this Agreement, Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by Executive of any of the covenants contained in this Agreement. Finally, no claimed breach of this Agreement or other violation of law attributed to Employer, or change in the nature or scope of Executive’s employment or other relationship with the Employer Group, shall operate to excuse Executive from the performance of Executive’s obligations under this Agreement.

Section 5    Modifications. If at any time a court or arbitrator’s award holds that the restrictions in this agreement are unreasonable under circumstances then existing, the parties to this Agreement agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties to this Agreement agree that any breach of the provisions contained in this agreement will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this agreement that is continuing, Employer, their successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by each Seller of this agreement, the Restricted Period shall be tolled until such breach or violation has been duly cured.

Section 6    Nondisparagement. From and after the date of this Agreement, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly, alone or in connection with any person, engage in any conduct or make any statement, whether in commercial or noncommercial speech, that disparages, criticizes or is injurious to the reputation of Employer Group and any of the Employer Group’s managers, partners, directors, officers, members, or representatives, including (a) inducing or encouraging others to disparage the Employer Group or any of its affiliates, or any of its managers, partners, directors, officers, members, or representatives, and (b) making or causing to be made any statement that maligns the business, goodwill, personal or professional reputation of the Employer Group, its affiliates, or any of its respective managers, partners, directors, officers, members, or representatives. From and after the date of this Agreement, Employer will instruct its board members and executive officers not to, directly or indirectly, alone or in connection with any person, engage in any conduct or make any statement, whether in commercial or noncommercial speech, that disparages, criticizes or is injurious to the personal or professional reputation of Executive; provided, that nothing herein shall or shall be construed or interpreted to prevent or impair Employer or their executive officers from (x) making public comments, such as in media interviews, which include good faith, candid discussions or acknowledgements regarding the Employer Group’s performance or business (which public comments shall not include disparaging remarks about Executive), or (y) discussing Executive in non-public settings on a confidential basis in connection with performance evaluations, including impromptu evaluations and feedback and good faith criticism. Notwithstanding the foregoing, nothing herein shall prevent either Executive or any of Employer’s executive officers from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

Signed in                                               County, [state] on the              day of                         , 2021.

EXECUTIVE

Signature

ENSEMBLE RCM, LLC

By:
Name:
Title:

Exhibit A

Definitions

“Restricted Period” shall begin on the effective date of this Agreement and shall end eighteen months after the termination of Executive’s employment, regardless of the reason therefor.

“Restricted Business” means any entity or individual (including those under common control with any such entity or individual) involved with: providing revenue cycle management to health care providers, providing analytics or software relating to either revenue cycle or financial operations of any hospital, hospital system, or other health care provider, providing services relating to set up, optimization, or any other use or development of electronic medical records, or any other material line of business conducted by the Employer Group at the time of termination or in active planning at such time.

“Restricted Territory” means (i) the United States of America and (ii) any geographic area in which the Employer Group does business or is actively planning to do business during Executive’s employment or, with respect to the portion of the Restricted Period that follows the termination of Executive’s employment, at the time Executive’s employment terminates.